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                                                                    Exhibit 12
                                                         To Form 10-K for 1993
                                                               File No. 1-6781



                       THE OHIO BELL TELEPHONE COMPANY
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (Dollars in Millions)
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                                                    Twelve Months
                                                  Ended December 31


                                         1993    1992    1991    1990    1989

1.  EARNINGS

    Income before interest and income   $446.9  $432.0  $405.5  $407.1  $415.7
    taxes and cumulative effect of
    change in accounting principles

    Portion of rental expense              2.2     2.6     4.0     5.4     6.2
    representative of the interest
    factor

    Total Earnings                      $449.1  $434.6  $409.5  $412.5  $421.9





2.  FIXED CHARGES

    Total interest deductions including $ 62.2 $ 66.1 $ 80.6 $ 76.3 $ 70.1 capital lease obligations

    Portion of rental expense              2.2     2.6     4.0     5.4     6.2
    representative of the interest
    factor

    Total Fixed Charges                 $ 64.4  $ 68.7  $ 84.6  $ 81.7  $ 76.3






3.  Ratio of Earnings to Fixed Charges    6.97    6.33    4.84    5.05    5.53



















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